EXHIBIT 99.2

Quanex Building Products Corporation Announces Reload of Its Common Stock Buyback Program

HOUSTON, Aug. 26, 2011 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of engineered materials, components and systems serving domestic and international window and door OEMs through its Engineered Products and Aluminum Sheet Products groups, today announced that on August 25, 2011, its Board of Directors approved a reload to its existing common stock buyback program.

Quanex's buyback program commenced on May 27, 2010, and it authorized the company to purchase up to 1 million shares of common stock with the intent to offset dilution and to take advantage of opportunistic circumstances. Through August 24, 2011, Quanex has purchased 745,299 shares at an average price per share of $15.41, including commissions. Assuming no meaningful change in its stock price, the company estimated it would exhaust its authorized share balance in the coming months. Therefore, the Board authorized a 1 million share reload with the same goals – offset dilution and take advantage of buying opportunities as they present themselves.

"Because Quanex remains in a strong financial position, we are able to use our cash in a combination of ways that best drive value for our long term shareholders," said David Petratis, chairman and CEO of Quanex Building Products. "This year, we made a great acquisition with the cash purchase of Edgetech and we remain acquisitive, we continue to pay a respectable dividend, and we've been opportunistically buying back common stock. Our long term view of Quanex is extremely favorable, and when short term opportunities arise for us to repurchase shares at attractive prices, it only makes sense to do so."

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Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, references to synergies derived from the acquisition of Edgetech, future operating results and financial condition of Quanex and Edgetech and future uses of cash. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 20, 2010, under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, please visit www.quanex.com

CONTACT: Financial Contact:
         Jeff Galow
         713-877-5327

         Media Contact:
         Valerie Calvert
         713-877-5305